UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported) January 17, 2005

AVERY DENNISON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1 -7685	95-1492269
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 North Orange Grove Boulevard Pasadena, California	91103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (626) 304-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities

(a)	On January 17, 2005, the management of Avery Dennison Corporation finalized the plans for the closing of the Company’s office products facility in Gainesville, Georgia. The Company’s Office Products management communicated the closure to the facility’s employees on January 19, 2005. The Company will be shifting its production to other locations beginning in the first quarter of 2005. The Company expects to complete this closure by the end of the third quarter of 2005.

(b)	The Company estimates that pre-tax costs associated with this closure will be as follows:

Severance and other employee related costs – estimated to be $4 million to $5 million

Asset impairment – estimated to be $1 million

Other associated costs – estimated to be $4 million to $5 million.

Other associated costs include costs related to relocation of production equipment and materials, labor and overhead costs related to parallel production, training and travel, excess scrap and other costs.

(c)	In connection with this closure, the Company expects the total associated costs to be approximately $9 million to $11 million for severance payments, asset impairments and other associated costs. Annualized cost reductions associated with this closure are expected to be approximately $8 million beginning in the fourth quarter of 2005.

(d)	Payments of severance and other benefits to affected employees and other associated costs will be made in cash. Such payments are expected to be completed by the end of the fourth quarter 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 19, 2005

AVERY DENNISON CORPORATION

By:	/s/ DANIEL R. O’BRYANT
Name:	Daniel R. O’Bryant
Title:	Senior Vice President, Finance
and Chief Financial Officer